Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            CALTON ACQUISITION CORP.

     Calton Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That, pursuant to a Unanimous Written Consent of Board of Directors of the Corporation dated as of April 20, 2000, resolutions approving an amendment to the Certificate of Incorporation (the "Certificate") of the Corporation to change the par value of the Corporation's Common Stock from $.01 per share to $.001 per share were duly adopted pursuant to Section 241 of the Delaware General Corporation Law. The resolution setting forth the amendment is as follows:

RESOLVED:          That Section 4.1 of Article IV of the Certificate of
                   Incorporation of the Corporation is amended to provide in its entirety as follows:

                   Section 4.1. Total Number of Shares of Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is one hundred ten million (110,000,000) consisting of one hundred million (100,000,000) shares of Common Stock, $.001 par value (the "Common Stock"), and ten million (10,000,000) shares of Preferred Stock, $.01 par value (the "Preferred Stock").

     SECOND: The amendment set forth above was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

     THIRD: As of the date of this Certificate of Amendment set forth below, the Corporation has not received any payment for its stock.

     IN WITNESS WHEREOF, said Calton Acquisition Corp. has caused this certificate to be signed by Anthony J. Caldarone, its sole director, as of the 20th day of April, 2000.

                                           CALTON ACQUISITION CORP.


                                           By:
                                               ------------------------------
                                               Anthony J. Caldarone, Director